UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2026

American Strategic Investment Co.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39448	46-4380248
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Bellevue Ave, Newport, Rhode Island	02840
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	NYC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On July 9, 2026, Edward M. Weil, Jr., a Class III director and Chairman of the Board of Directors (the “Board”) of American Strategic Investment Co. (the “Company”), notified the Company of his resignation as a director on the Board, effective immediately. Mr. Weil has advised the Company that his resignation is for personal reasons and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

New Director Appointment

On July 10, 2026, the Board appointed Nicholas S. Schorsch, Jr., age 41, as a Class III director and Chairman of the Board to fill the vacancy on the Board created by the departure of Mr. Weil. Mr. Schorsch, Jr.’s term on the Board commenced on July 10, 2026 and expires at the Company’s 2029 annual meeting of stockholders and until his successor is duly elected and qualifies, or until his earlier death, resignation or removal. Mr. Schorsch, Jr. was selected to serve on the Board as managing director by the Company’s advisor, New York City Advisors, LLC (the “Advisor”).

Mr. Schorsch, Jr., has served as the chief executive officer of the Company since March 2025. Mr. Schorsch, Jr. has spent over a decade in the real-estate, financial services, capital markets and M&A spaces as a member of the team at Bellevue Capital Partners, LLC (“Bellevue Capital”), where he has served as the Chief Operating Officer of AR Global Investments, LLC since 2015. Previously, he served as President of G&P Acquisition Corp, from 2020 to 2022, the Executive Vice President at American Realty Capital Properties, from February 2014 to November 2014 and Realty Capital Securities, from March 2015 to November 2015. During Mr. Schorsch, Jr.’s career, he has focused on acquisitions, operations and operational integration of individual assets, portfolios and enterprises, having helped source over $1 billion in real-estate acquisitions in multiple asset classes, served on the investment committee for a corporate credit fund focused on middle market companies with $2.6 billion in assets under management. Additionally, Mr. Schorsch, Jr. managed a team that raised over $10 billion in retail equity for various funds, participated in over $20 billion of corporate M&A transactions, helped build an integrated financial services platform with nearly 10,000 employees servicing 2.5 million accounts with almost $225 billion in assets under management. In his career, he has overseen diligence and acquisition of concepts for the platform in the brewing and distilling, hospitality and lodging, restaurants, consumer goods, entertainment and the automotive sectors. Mr. Schorsch, Jr. has also led Bellevue Capital’s technology initiatives to modernize its cloud infrastructure across its global operations and develop proprietary database systems to properly allocate platform costs among the subsidiaries of Bellevue Capital. Mr. Schorsch, Jr. is a graduate of Sarah Lawrence College, where he earned his Bachelor of Arts degree. The Board believes that Mr. Schorsch, Jr.’s experience as an executive officer of the companies described above and his significant experience in real estate make him well qualified to serve as a member of our Board.

There are no family relationships between Mr. Schorsch, Jr. and any director or executive officer of the Company. Other than being selected to serve as managing director and his service as the Company’s Chief Executive Officer, there are no arrangements or understandings between Mr. Schorsch, Jr. and any other persons or entities pursuant to which Mr. Schorsch, Jr. was appointed as a director of the Company, and there are no transactions involving Mr. Schorsch, Jr., on the one hand, and the Company, on the other hand, that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, other than any interest he may have by virtue of his position as Chief Operating Officer of AR Global, the parent of the Advisor, and as the son of Nicholas S. Schorsch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Strategic Investment Co.

Date: July 13, 2026	By:	/s/ Michael LeSanto
Michael LeSanto
Chief Financial Officer